SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2001

FORTUNE NATURAL RESOURCES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-12334	95-4114732
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identificaiton No.

515 W. Greens Road, Suite 720, Houston, Texas 77067
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (281) 872-1170
Registrant's telecopier number, including area code: (281) 872-1213

                                     N/A
(Former name or former address, if changed since last report)

Item 5.      Other Items

        AUGUST 9, 2001 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) today announced its financial results for the quarter ended June 30, 2001.

        Second quarter 2001 versus second quarter of 2000

        Fortune realized a net loss for the second quarter of 2001 of $199,000, or $0.01 per share, compared to a net loss of $135,000, or $0.01 per share, for the same period in 2000. The higher loss in 2001 results primarily from lower oil prices and lower oil and gas production.

        Fortune’s oil and gas revenues decreased 28% to $471,000 in the second quarter of 2001 versus 2000 as a result of the lower oil prices and lower oil and gas production. Gas prices increased 44% to $4.91 per Mcf during the second quarter of 2001 versus $3.41 per Mcf for the same 2000 period. Oil prices decreased 13% to $25.63 per Bbl versus $29.40 per Bbl for 2000. Gas production decreased 47% to 86,600 Mcf while oil production decreased 47% to 1,800 Bbls for the second quarter of 2001 as compared to the same period in 2000.

        Production and operating expense decreased 4% for the second quarter of 2001 versus 2000 because of lower production taxes as a result of the lower oil and gas revenues. DD&A expense decreased 47% to $142,000 during the second quarter of 2001 because of the lower production.

        Fortune’s liquidity and financial position remained very strong through the second quarter of 2001. At June 30, 2001, Fortune reported a cash balance of $1,112,000, net working capital of $1,210,000 and no debt repayments due before 2007. Fortune generated $17,000 of cash in its operating activities during the second quarter of 2001 compared to $25,000 during the same 2000 period. Before considering the effect of changes in operating assets and liabilities, cash flow was a negative $57,000 during the second quarter of 2001 compared to a positive $139,000 during the same 2000 period.

        The significant portion of the production decline is attributable to the previously reported loss of the South Timbalier Block 86 well that ceased producing in March 2001. The operator has informed Fortune that it is unlikely that production will resume. This well accounted for approximately 46% of Fortune’s revenues during the second quarter of 2000 but production had been declining since reaching a peak in May 2000. In the first quarter of 2001, it accounted for only 14% of Fortune’s revenues.

        Fortune’s second quarter 2001 results do not reflect any impact from two recent drilling successes. The Cadiz Brooks #3 began producing in early July 2001 at approximately 1.5 million cubic feet of gas per day. Fortune has an approximately 5.25% net revenue interest in this well. The West Point Dill #13-9 was drilled to total depth last month and encountered 161 feet of apparent pay. Completion operations have been delayed but are now expected to resume the week of August 13. Fortune has a 20% working interest in this well. Also, delays in drilling operations, primarily because of shortages of equipment and contractors, have hindered our efforts to add new production. However, we have an active drilling program planned for the last half of 2001. From three to five wells are planned for La Rosa, one shallow well is expected to spud very soon at Espiritu Santo Bay, and other wells are expected at Espiritu Santo Bay and Gamble Gully.

        Year-to-date 2001 vs. 2000

        Fortune’s net loss for the first six months of 2001 decreased 79% to $104,000, or $0.01 per share, compared to a net loss of $497,000, or $0.03 per share, for the same period in 2000. The lower 2001 loss results primarily from higher gas prices and lower costs.

        Fortune’s oil and gas revenues increased 29% to $1,315,000 in the first six months of 2001 versus 2000 as higher gas prices offset lower oil and gas production. Gas prices increased 101% to $6.32 per Mcf during the first six months of 2001 versus $3.14 per Mcf for the same 2000 period. Oil prices decreased 6% to $26.80 per Bbl versus $28.43 per Bbl for 2000. Gas production decreased 27% to 190,800 Mcf while oil production decreased 40% to 4,100 Bbls for the first six months of 2001 as compared to the same period in 2000.

        General and administrative expense increased 19% for the first six months of 2001 versus 2000 as a result of higher costs in most categories of overhead.

        The 2000 loss also includes a $118,000 extraordinary loss attributable to the non-cash premium paid to the noteholders who converted their $930,000 of notes to common stock during the first quarter of 2000.

        President's Remarks

        “Even though revenues for the second quarter, as compared with Fortune’s first quarter, were considerably affected by the decline in natural gas prices during the period, our cash and working capital balances remain strong,” commented Tyrone J. Fairbanks, President and CEO. “Additionally, we are hopeful the production added from the completion of our new discovery at the Cadiz Brooks #3 in July, and the West Point Dill #13-9 well will more than replace the production lost when the South Timbalier 86 well went off-stream in March 2001,” added Mr. Fairbanks.

        FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond Fortune’s control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune’s most recent Annual Report on Form 10-KSB, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Fortune will be successful in meeting its expectations.

************

Company Contact: J. Michael Urban
Vice President and CFO
(281) 872-1170

FORTUNE NATURAL RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
($'s in thousands, except price and per share figures)

                                             Three Months Ended      Six Months Ended
                                                  June 30,               June 30,
                                           ----------------------  ---------------------
                                              2001        2000        2001       2000
                                           ----------  ----------  ----------  ----------
                                                   (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties  $      471  $      657  $    1,315  $    1,016
   Other income                                    11           5          25          11
                                           ----------  ----------  ----------  ----------
                                                  482         662       1,340       1,027
                                           ----------  ----------  ----------  ----------
COSTS AND EXPENSES
   Production and operating                       155         162         323         285
   Provision for depletion, depreciation
     and amortization                             142         269         309         419
   General and administrative                     315         297         673         564
   Interest                                        69          69         139         138
                                           ----------  ----------  ----------  ----------
                                                  681         797       1,444       1,406
                                           ----------  ----------  ----------  ----------
Loss before extraordinary item                   (199)       (135)       (104)       (379)
Extraordinary loss on early
  extinguishment of debt                            -           -           -        (118)
                                           ----------  ----------  ----------  ----------
Net loss                                   $     (199) $     (135) $     (104) $     (497)
                                           ==========  ==========  ==========  ==========
Weighted average number of common
  shares outstanding (thousands)               16,463      16,358      16,454      15,328
                                           ==========  ==========  ==========  ==========
Net loss per common share (basic and diluted)
   Loss before extraordinary item          $    (0.01) $    (0.01) $    (0.01) $    (0.02)
   Extraordinary item                               -           -           -       (0.01)
                                           ----------  ----------  ----------  ----------
      Net loss per common share            $    (0.01) $    (0.01) $    (0.01) $    (0.03)
                                           ==========  ==========  ==========  ==========
Net cash provided by (used in) -
   Operating activities
      Before changes in operating assets
      and liabilities                                              $      229  $       53
                                                                   ==========  ==========
      After changes in operating assets
      and liabilities                                              $      537  $     (167)
                                                                   ==========  ==========
   Investing activities                                            $     (443) $     (224)
                                                                   ==========  ==========
   Financing activities                                            $      (10) $      763
                                                                   ==========  ==========

                     Summary of Balance Sheets

                                              June 30, 2001     December 31, 2000
                                              -------------     -----------------
Cash and cash equivalents                       $ 1,112             $ 1,028
Net working capital                               1,210               1,424
Property and equipment, net                       5,863               5,729
Total assets                                      7,328               7,429
Long-term debt                                    2,295               2,295
Net stockholders' equity                          4,778               4,858

                          Production Data

                                             Three Months Ended       Six Months Ended
                                                  June 30,                June 30,
                                           ----------------------  ----------------------
                                              2001        2000        2001        2000
                                           ----------  ----------  ----------  ----------
Net production:
   Oil (Bbl)                                    1,800       3,400       4,100       6,700
   Gas (Mcf)                                   86,600     163,700     190,800     262,800
Average sales prices:
   Oil ($/Bbl)                                 $25.63      $29.40      $26.80      $28.43
   Gas ($/Mcf)                                   4.91        3.41        6.32        3.14

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        None

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORTUNE NATURAL RESOURCES CORPORATION
By: /s/ Dean W. Drulias
Dean W. Drulias Executive Vice President

Date:   August 9, 2001